Exhibit 10.5

First Debenture Modification Agreement

This modification agreement is dated as of December 13, 2005, and made by and among Pacific Gold, Corp. (“Company”), Crescent International Ltd. (“Crescent”) and Palisades Master Fund LP (“Palisades”).

This modification agreement is intended to make certain adjustments to various agreements, including a Securities Purchase Agreement, Debenture, Warrant and Registration Rights Agreement entered into on or about April 7, 2005 (“First Debenture Financing”) in connection with a sale of debentures in aggregate principal amount of $4,000,000 (First Debentures”) and certain common stock purchase warrants to purchase up to 4,000,000 shares of common stock at a current exercise price of $.30 (First Warrants”), so as to accommodate a financing by the Company through the sale of additional debentures in aggregate principal amount of $1,500,000 (“Second Debentures”) and additional common stock purchase warrants at an initial exercise price of $.10 (“Second Warrants”) to be concluded in December 2005 (“Second Debenture Financing”).  Although certain modifications are specified below, if the terms of any other document is not mentioned was executed and delivered in respect of the First Debenture Financing, they nonetheless will be deemed modified so that the terms among all the agreements for the First Debenture Financing are consistent, such being the intent of the parties hereto. Additionally, any of the exercise or conversion price reset provision of the terms of the First Debenture Financing, other than as set forth herein, shall not be operative because of the Second Debenture Financing.

SECTION 1, Modifications to Securities Purchase Agreement

Definition of Exempt Issuance.  (A) The definition will be modified to include the securities of the Second Debenture Financing, including the original issuance and the conversion or exercise of any of such securities issued or issuable in connection with or as a result of the Second Debenture Financing.   (B) The definition will be modified further to include in subpart (d) that any additional performance equity plan for the issuance of shares and options of the Company which is approved by the directors and the stockholders of the Company, in the ordinary course, will be an exempt issuance.   (C)  The old subpart (c) of the definition is changed to the following “(c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.”

Section 4.13, Participation in Future Financings.  Crescent and Palisades waive any rights they have under Section 4.13 in respect of the Second Debenture Financing.

Section 4.14, Subsequent Equity Sales.  Crescent and Palisades acknowledge that the Second Debenture Financing is not a violation in any way of the provisions of Section 4.13.

Section 4.15, Equal Treatment of Purchasers.  Crescent and Palisades acknowledge that the Second Debenture Financing is not a violation in any way of the provisions of Section 4.15.

SECTION 2, Modification of the First Debentures

Section 5 (b), Subsequent Equity Sales.  The Second Debenture Financing shall not cause any modification to the financial or other terms of the First Debentures or the First Warrants, other than as provided here in, and will not be deemed to be a violation in any way of the provisions of Section 5(b).

Section 5(f), Notice.  Crescent and Palisades agree that no notice is required under the First Debentures because the conversion price thereof has not been changed.

Section 7(a). Negative Covenants.  Crescent and Palisades agree that, without consent, the Company may acquire land, prospects, claims and leases and similar assets (including corporations, partnerships and other entities holding the foregoing) for use in its mining business, directly or through subsidiaries, which may be secured by the asset acquired and financed using debt and/or cash of the Company or its subsidiaries.

Section 8, Events of Default.  The parties hereto agree that there are no currently outstanding events of default.

SECTION 3, Registration Rights Agreement for First Debentures and First Warrants

The parties hereto agree that the liquidated damages provisions are unique to Palisades and Crescent and are not for the benefit of any other person and are not transferable.  The parties also agree that any registration statement filed and declared effective in connection with the Second Debenture Financing may include securities issued or issuable under the terms of the First Debenture Financing.

Definition of the Effectiveness Period.  The definition is modified to increase the time in which a registration statement may be declared effective if the required date of effectiveness falls after February 14 in any year and before March 30, then it shall be April 10.

SECTION 4, Modification of First Warrants

Section 2(b), Exercise Price.  The exercise price of the warrant is reduced from $2.125 to $0.01.

Section 2(c), Cashless Exercise.  The algebraic part of the formula is corrected to [(A-B) times(X)].

Section 3(b), Subsequent Equity Sales.  Because the exercise price has been reduced to $.01 per warrant, this provision is deleted and of no further effect for the warrants.

The parties hereto agree to the foregoing as of the date first specified above.

Pacific Gold Inc.

By

Mitchell Geisler

Chief Operating Officer

Crescent International Ltd.

By ______________

Mel Craw, Authorized Signatory

And

By

Maxi Brezzi, Authorized Signatory

Palisades Master Fund LP

By

    , Authorized Signatory